Exhibit 99.1

Liquidity Services, Inc. Q1 2023 Earnings Conference Call February 2, 2023 10:30 AM

Company Participants

Bill Angrick - Chairman and Chief Executive Officer
Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants
George Sutton - Craig-Hallum
Gary Prestopino - Barrington Research

Operator

Welcome to the Liquidity Services, Inc. First Quarter of Fiscal Year 2023 Financial Results Conference Call. My name is Gigi and I will be your operator for today's call. Please note that this conference call is being recorded. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer, and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services management's view as of today, February 2, 2023, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today's press release and in filings with the SEC, including the most recent Annual Report on Form 10-K. As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services management will discuss certain non-GAAP financial measures in its press release and in filings with the SEC, each of which is posted on its website. You will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with the comparable GAAP measures as available. Liquidity Services management also uses certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered as substitute for or superior to GAAP results.

At this time, I will now turn the presentation over to Liquidity Services,' Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning, and welcome to our Q1 earnings call. I'll review our Q1 performance and the progress of our business segments, and next, Jorge Celaya will provide more details on the quarter. We delivered strong EPS and adjusted EBITDA results during the quarter despite macro challenges, which limited the volume of vehicles and real estate transacted in our marketplace.

We estimate that softness in the vehicle category alone reduced our GMV by approximately $10 million during Q1. This combined with abnormally low conversion rates on share of sales in our government real estate vertical resulted in lower-than-expected GMV during Q1. While these are currently headwinds, we expect these trends to normalize and boost our business as we move through 2023.

Our solid Q1 financial results reflect the resilience of our business when challenged with macroeconomic headwinds, including cautious consumer and business behavior. Our strategic priority remains investing in market share expansion, diversification and longer-term growth. Our expertise in diverse categories, strong buyer base and global reach are continuing to provide advantages for our clients as they navigate the current volatile macro environment.

With our strong business pipeline, trusted marketplace solutions and financial strength, we are well positioned to gain additional market share across our segments and create long-term value for our shareholders.

Let's take a closer look at the progress of each of our segments and how they are driving market share expansion.

Our GovDeals segment is making good progress in expanding the growth and activity of customers on its marketplace. However, this progress is currently being masked by headwinds in the used vehicle market where prices are 10% to 20% lower versus the prior year. We estimate that lower pricing combined with reduced vehicle supply will impact GovDeals GMV by $10 million to $15 million in the current quarter. Our acquired Bid4Assets marketplace has been successful winning new contracts and driving digital adoption. However, the pace of rolling out these new programs and the volume of tax and judicial foreclosed real estate sales has been below expectations, in part due to uncertainty associated with higher interest rates and the slowing economy.

Our continued market share expansion is reflected in the ongoing growth in the number of new accounts and number of assets sold each quarter by GovDeals. During Q1, we set new GovDeals records for the number of active sellers and number of assets sold, reflecting the strength of our marketplace. During Q1, we signed several notable new accounts, including the state of Nebraska Real Estate division, Philadelphia School District, Boston Public Schools, City of Reno, Nevada and the Sacramento, California Regional Transit Authority. Additionally, we continue to make progress penetrating our GovDeals customers as the one-stop solution for all asset sales including their highest value assets. For example, during the quarter, we sold a helicopter for the Polk County, Florida sheriff’s office for $2.2 million. We also continue to make progress with the beta version of our new GovDeals marketplace and expect the rollout of this new functionality later this year. We expect our modernized GovDeals platform will increase our recovery rates and lift GovDeals GMV materially over time. In summary, as client vehicle replenishment and real estate cycles normalize, federal infrastructure spending takes hold, and we continue our pace of account acquisition, we see the opportunity to significantly grow the size of our GovDeals business over the next three to five years.

In our Retail segment, our flexible service offerings have been well received by the marketplace and helped us grow GMV and direct profit by 22% and 12% year-over-year, respectively. Margins in this segment have been pressured as customers have traded down to lower value merchandise to save money in an inflationary environment versus the prior year period. Our new business development remains strong with notable interest in the housewares and pharmacy verticals. Current results reflect that we have yet to fully leverage the investments we have made in three new distribution center facilities. We expect Retail segment margins to improve as we further leverage this additional operational capacity and drive productivity gains.

Our Capital Asset Group segment or CAG segment was below plan for Q1, but we delivered on plan for direct profit as we successfully executed numerous high-value transactions during the quarter for our clients across the globe. Indeed, we remain the most trusted market maker for industrial capital assets and our inbound sales leads grew 60% in Q1 versus the prior year period, with strong interest in several sectors, including automotive, biopharma and semiconductor manufacturing. Conversion of leads to executed transactions has been slower than normal, as many of our enterprise clients continue to assess their operational plans amidst changes in the global economic climate.

Our ability to support global capital asset transactions has been increasingly valued, given the broad application of the industrial assets we sell and the variation of supply and demand in different regions in the global economy. For example, during Q1, we completed the sale of an unused high-pressure hydrocracker reactor, fabricated by Kobe Steel Japan. The asset was located in South Korea and sold to a European buyer for renewable biodiesel applications and highlights the unique ability of our marketplace to create commerce across the globe. Our CAG solutions are well positioned to help industrial manufacturers who are in a cost savings mode manage through the current recessionary environment. As COVID restrictions loosen in China, we continue to have attractive growth opportunities in the Asia Pacific region, which have been limited recently.

Our CAG heavy equipment fleet category also continues to make progress growing signed contracts, new sellers, transacted opportunities and net new revenue. Recent wins include several national accounts with strong upside potential. Finally, our Machinio segment continues to grow its revenue and direct profit with enhanced traffic and more equipment categories, the introduction of self-directed listings, financing services and market maker transaction services.

We believe our Machinio digital advertising and online storefront solution offers business customers, cost, savings and convenience that are well suited to the current macro environment.

In conclusion, we are focused on executing multiple drivers to create value for our shareholders over time. We've continued to grow awareness of our solutions in the marketplace and plan to double our core business over the next three to five years, which will be aided by the normalization of supply chains and our leverage of the fixed investments we have made in sales, marketing, technology and operational capacity. Our capital-efficient business, with strong operating cash flow, $79 million in cash and zero debt, provides us ample financial flexibility to execute our plans. We will continue to deploy our capital on organic growth initiatives, share buybacks and tuck-in acquisitions.

In closing, we thank our team members across Liquidity Services for their dedication to our mission, to power the circular economy to benefit sellers, buyers and the planet.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Thank you, Bill, and good morning, everyone. As Bill has said, despite the macroeconomic challenges impacting key categories, we have continued to focus on expanding market share, while completing the first quarter of fiscal year 2023 with $270.8 million in GMV, up 4% and $72.3 million in revenue or up 8% from $260.2 million and $66.7 million in the same quarter last year, respectively. The uncertain economic climate and global supply chain disruptions can affect volume, timing and type of assets and inventory available for sale in any given period.

Specifically, comparing segment results, for this first quarter to the same quarter last year, our GovDeals segment was up 3% on GMV and down 3% on revenue and segment direct profit, mainly impacted by the supply of vehicles. Our retail or RSCG segment was up 22% on GMV, up 19% on revenue and up 12% of segment direct profit that reflects current market-driven increases in the mix to lower-value products.

Our CAG segment was down 10% on GMV and down 16% on revenue, while down 2%, and on segment direct profit due to favorable margins on international transactions. Machinio revenue was up 15% and segment direct profit was up 16%. GAAP net income for the fiscal first quarter was $4 million, resulting in diluted GAAP earnings per share of $0.12, up from $0.10 in the same quarter last year.

Non-GAAP adjusted earnings per share for this first quarter was $0.19, up from $0.18 in the same quarter last year. Non-GAAP adjusted EBITDA was $9.8 million, up from $9.4 million the same quarter last year, mainly reflecting the higher GMV and revenue, partially offset by the planned year-over-year investments in operations and technology and higher sales and marketing expenses to support market share expansion, diversification and longer-term growth.

We hold $79.9 million in cash, cash equivalents and short-term investments and performed $7.2 million of share repurchases during the quarter. We have zero debt and $25 million of available borrowing capacity under our credit facility. Our fiscal second quarter guidance range for GMV is consistent with the same period last year and reflects the headwinds being experienced currently across the global economy.

As our business is impacted by the macro supply and pricing of vehicles and macro conditions in real estate, we would expect to see growth as these trends subside. The usual seasonality trends for the GovDeals and Retail segments are expected, with retail beginning the uptick in the post-holiday returns activity. We, therefore, expect higher volume of retail returns, yet combined with the current higher mix of lower value products in the long term from customer behavior in response to inflation and macroeconomic uncertainty.

Our current GMV mix expectations are reflected in a slightly lower total of segment direct profit as a percent of total revenue in the short term, contributing to the overall profit guidance range from the upcoming fiscal second quarter. We currently anticipate our consolidated revenue as a percent of GMV in the mid to high 20% range in the short term, reflecting our mix of business and products sold.

While the macroeconomic headwinds remain, we are looking to stay positioned for market share gains and stronger longer-term growth through continued emphasis on sales and marketing and in our operations and technology investing.

Management's guidance for the second quarter of fiscal year 2023 is as follows. We expect GMV to range from $260 million to $285 million. GAAP net income is expected in the range of $1 million to $3.5 million with a corresponding GAAP diluted earnings per share ranging from $0.03 to $0.10 per share. We estimate non-GAAP adjusted EBITDA to range from $6.5 million to $9 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.09 to $0.16 per share. The GAAP and non-GAAP earnings per share guidance assumes that we have between $33.5 million and $34 million fully diluted weighted average shares outstanding for the second quarter of fiscal year 2023.

And we will now take your questions.

Question-and-Answer Session

Operator

Thank you. We will now begin the question-and-answer session. Our first question comes from the line of George Sutton from Craig Hallum.

George Sutton

Thank you. Bill, I wondered if you could explain in a little bit more detail what you believe will be the normalization and the boost that you see for the business later in the year. What are the drivers for that that you see?

Bill Angrick

I think those relate to fleet supply reaching what I would call backlog demand in the government market and to some extent in the commercial market. We know that there is budget and intent to buy a variety of operational assets across our government and enterprise customers describe that as vehicle fleets, truck fleets, life safety, electronic parts and other components have limited that supply.

So as that refresh unfolds, the owned assets will make their way through our asset disposition cycle, and that will help normalize what we think has been a longer hold period for many of our clients. I think that also affects certain other segments such as the construction market, utility, bucket truck market, other things that would normally feed into our marketplace.

I think the real estate business has had aberrationally low conversion rates. Some of that has related to public policy by certain cities and jurisdictions and counties on delaying the normal sale of judicial and real estate. And I think perhaps that's going to normalize as we look at how borrower behavior changes with higher interest rates. I think you're going to see a reversion of a lot of what we've seen is below average sales to average sales that snapback, we'll have more real estate sales.

What are we doing to backfill that shortfall, which is, frankly, as I mentioned, cost us at the low end 10 million to the high 30 million of quarterly GMV and a few million dollars of EBITDA. We're backfilling it with new markets and diversification and market share growth. I mean we're making great progress with the heavy equipment fleet business in commercial markets. National leasing companies are now looking at our marketplace as a viable solution.

We continue to expand our CAG reach. And as I said, 60% growth in inbound leads is pretty good. These are Fortune 1000 companies with intent to transact and this is a question of the exact timing of that. So we'd like to see that on a sustained basis as an indicator of where we can take that business. And I think the global market making is very relevant as you have different pockets of demand for different assets and we can create that marketplace like no one else to generate liquidity.

We continue to block and tackle in our core retail segment. 20% plus GMV growth is not too shabby. Yes, consumers have traded down and they're not buying the Uber high-end furniture and fitness equipment that they did in the prior year period, but there's still a lot of utilization of our services, and we are gaining market share there. And I think across all of our segments, we have stronger relative strength than other service providers. And so we continue to expand the market share, I think we'll overcome the short-term headwind that has dogged GMV in the last quarter that we're announcing today.

George Sutton

You mentioned in the CAG group, your inbound leads up pretty significantly. But by the same token, your conversion of those leads slower, what -- can you give us some sense of what you are doing to improve that conversion? And what sort of time frame would we anticipate to see some improvement?

Bill Angrick

Well, I think what we're doing is making sure that we provide flexible services, real-time data to allow our clients to see what value they can achieve in the marketplace. And a lot of these are multimillion dollar transactions and may affect facilities and clients' decisions to stay in a market or exit the market.

So a lot of that is CFO and operational decision-making on what is the strategy of the company selling the asset. And when you have cross currents in the market, but we haven't seen in a while, that's delayed decision-making. And frankly, that's outside of our control. But what we can do is cement our role as the trusted solution of choice to make the market when they're ready.

Take the semiconductor market, semiconductor manufacturing has been boiled. There's a lot of movement, reshoring activity, and that's an opportunity for us. And so we're covering that really well. A lot of inbound leads and then when you actually think about selling manufacturing lines, those are very profound decisions by these companies.

So what we want to be doing like a lot of advisory businesses were in the boardroom, making that data available, providing precedent transactions so clients understand what they can realize in the secondary market. And so it's not a question of whether these transactions will happen, just a matter of when, and of course, George, is an auction marketplace.

We give you the real-time guidance we have at a point in time. We're earlier in the quarter. So, we can only tell you what we can see and have visibility around. But as I look at 2023, 2024, the fact that we're able to increase awareness, increase the new business development pipeline gives us a really strong conviction that we have a growth business on our hands in the CAG segment. And that's the best I can give you now.

George Sutton

One final question for me relative to Machinio. It's kind of an optical little superstar, but very small. You're building a lot of functionality and certainly with the number of participants, looks like it could be a much bigger business. Can you just discuss your effectively an overcapitalized business today, has there been real discussion on trying to grow that business fairly dramatically and provide--?

Bill Angrick

We have a very good team and plan to double the Machinio business in the next two to three years and that's always going to be a good growth trajectory. While it may be small relative to the whole, we've more than doubled it since we've began investing in Machinio and see a glide path to continue to build that business. That's a business that has global reach. We have opened an office in China. We see the broker-dealer market for equipment categories is very inefficient there. We think that has opportunity for us.

We see opportunities to play the role of a market maker and introduce transactions to the advertising platform because we have a number of buyers. We averaged four or five unique bidders for every asset that we sell. That means there's one successful bidder in four unhappy bidders that told us exactly what they're interested in and have financial capability to perform. So, matching that buyer demand from our auction platform with available inventory and Machinio is a natural adjacency that we're beginning to attack.

In addition, a lot of our buyers do need equipment financing and so we are standing up initially partnerships to reduce friction and get those financing needs met. And that would be accretive to do something more there. We've had the ability to improve the tech platform to allow people to list directly on Machinio without really any interaction from our team, which is a positive.

So, there are a lot of drivers that will allow Machinio to double again. This is a rule of 40 high-margin business. So, even though its revenue might be lower relative to the whole, it's a high-margin business. So, as we get traction there and double that business, I think it starts to become material to the overall bottom-line of the company.

George Sutton

Perfect. Thank you.

Operator

Thank you. our next question comes from the line of Gary Prestopino from Barrington Research

Gary Prestopino

Hey, good morning Bill and Jorge. Bill, a couple of questions here. I would assume that the issue with GovDeals on the vehicle side is really more a supply issue. I mean you did mention pricing a little bit, but it really stems from the fact that there's a lack of supply out there because there was a lack of new car build last year and the fleets couldn't re-fleet. Is that kind of a correct assumption?

Bill Angrick

That is, Gary, spot on because when you think about it, the dealers, their highest margin is taking whatever supply is available and selling at retail. The last demand to get fulfilled is the fleet buyer and in the rental market, too. So, we know that we're sort of last in line to at least our customers, I should say, are last in line to get their needs fulfilled. But there's just a ton of money that's been approved and allotted for more efficient bus fleets, fire, medical, police, energy utility fleets that is waiting patiently to get their needs fulfilled. And the industry is working hard, increasing chip, supply capacity to fill component needs in the automotive supply chain.

And I think that, ultimately is going to bear out in the second half of 2023, 2024, and we'll be there, and we'll have a lot of supply that free up to come into the marketplace. So that's how we see it. That's the data that we observe and track, like you all probably in different sectors, with different service providers. So – we know that, that is a headwind that will normalize and eventually become a tailwind.

Gary Prestopino

Yeah. All right. Is it your opinion that or the knowledge base here that these local, municipal governments, state governments, whatever, they're not going to be as sensitive to pricing interest rates. If they have the money allocated on a budget basis, they're going to buy the cars if the cars are available? That's sort of a correct assumption?

Bill Angrick

Having worked with government entities for over 22 years, I can tell you the use of utility always been there.

Gary Prestopino

Okay. Great. A couple of more questions here. Maybe could you go into a little bit more detail on what's going on in the GovDeals on the real estate side? There should be – given the environment, I don't know, if you're dealing with repossessions or whatever, there should be more real estate out there to sell, but you're saying, the conversions are coming down. So what happens to that real estate if the conversions come down?

Bill Angrick

So when the taxing event takes place, the owner has the ability to recover the properties they pay their back to mortgage or tax payments. And so we've seen a lower-than-normal rate of going through to final sale as some borrowers and some entities have subsidized borrowers to get those properties off of their delinquency rules. We don't see that as sustainable.

There's a lot of, let's say, support and subsidization happening in 2021 and 2022 – a lot of relief programs, sort of kind of held up that market, probably artificially. And that's part of a larger effort to put – put a lot of payments on hold. Institute loan debt was another example, where you had deferrals and so forth. I think that all comes to normalize in 2023, because those aren't sustainable policy decisions. I think at some point, you go back to sort of your normal cycle of meeting your obligations. And that means that instead of a 0.1% rate of assets going to – through the foreclosure process, they're probably normally some more like 2%, and so what does that mean for us? It means that, items that were queued up for sale that were listed in the marketplace, instead of closing an auction, they've been pulled well, so I think more of those assets will go through to completion and will be sold, and that will affect positively our GMV.

And it's not like, we have – we're not rooting from one side or the other, which driving the longitudinal data that says, if you have 100 properties in a county every quarter that goes to the sale process, when you normalize that, we're going to sell a lot more property than what we've seen in the last few quarters and what we currently have visibility on for our Q2 March quarter.

The other thing I would say is I think interest rates have had some impact on whether these borrowers are willing to carry the property. Interest rate payments are much higher now. And there's a couple of pieces in the Journal this week around the fact that consumers are feeling a little bit of a squeeze. So we think that's probably going to influence more real estate.

Thus lastly, the broader secular trend and mission of Liquidity Services is to drive digital adoption of online sales methods by government entities, and that includes the accountings that administer these sales, and we have been successful in winning new contracts. And in some cases, those contracts have just taken a little bit of a bureaucratic kind of slow rollout phenomena. And to some extent, people may resist change.

So these sales have occurred in an off-line way for 100 years, and you're moving to online and certain people a local buyer might say, "No, I don't want that competition. I'm going to call my local mayor or city council and say, ‘This isn't good.’” And so then there's a little bit of a lobbying process that goes on and delays rollouts. But we've won some top 50 metro contracts that have not borne any fruit for us in the current year because of that type of a political process.

Now that's going to go through and ultimately be operationalized, and we will have the benefit of those awards because these are competitively bid contracts and the data is on the side of the decision to go online. But that's just part of what you deal with when you're pioneering a market is dealing with significant change, and that sometimes makes certain incumbents resist.

Gary Prestopino

Okay. Thank you. And then just two more quick questions. Number one, it looks like the cash was down fairly substantially sequentially. I know you bought back some stock, but what accounts for the rest of that cash balance going down, Jorge?

Jorge Celaya

So we did have a little timing difference at the very, very end of the quarter on our financial settlements with customers, where we normally would have had that happen in the last few days of December, but with the holidays and frankly, with the change in our banking, it just as falling into January. So that's actually a part of it that you don't see, but it also explains on the balance sheet, where some of the payables to customers ended up – the net ended up a little different. And then -- yes, and then there's the buyback, right, which is 7.5 million or 7, whatever, right? So -- those are the two biggest things, I'd say. But nothing otherwise unusual.

Gary Prestopino

Okay. And then lastly, it looks like your G&A expense was down about 10%. I would assume that, that is something dealing with the reversal of accruals for bonuses or something like that? And is that correct? And is that $7.4 million to $8 million, is that a good number for run rate throughout the rest of the year to finance if the EBITDA generation continues to be where it was in Q1 in that range.

Jorge Celaya

So to the first part, no, there's nothing unusual in bonus accruals or anything. So there's -- I think on just the G&A in general, it's well-managed G&A, and I would expect the rest of the year to be similar. I think even our tech and ops to be quite similar to the first fiscal quarter. It all goes up a little bit as you go, right? But the only thing that will dollar-wise go up more than the others and – but still be steady on a year-over-year percentage growth is the more variable sales and marketing.

Gary Prestopino

Okay. Thank you very much.

Operator

Thank you. Ladies and gentlemen, that concludes today's call. Thank you for participating. You may now disconnect.